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FIRST AMENDMENT TO THE
SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

    This First Amendment to the Software License and Maintenance Agreement (this "Amendment") is made and entered into as of      , 2001 (the "Effective Date"), by and between Gentle Dentle Service Corporation, a Washington corporation, with offices at 222 North Sepulveda Blvd., Suite 740, El Segundo, CA 90245 ("GDSC"), and MON Acquisition Corp., a Florida corporation, with offices at One South School Avenue, Suite 1000, Sarasota, FL 34337 ("MON") (each individually, a "Party," and collectively, the "Parties"), and is made with reference to that certain Software License and Maintenance Agreement, made and entered into as of May 17, 2001, by and between GDSC and MON (the "Original Agreement"). Unless otherwise indicated herein, capitalized terms used in this Amendment without definition shall have the respective meanings specified in the Original Agreement.

RECITALS

    WHEREAS, pursuant to the Original Agreement, GDSC granted MON a license to the Software, and agreed to provide certain maintenance and support services to MON with respect to the Software;

    WHEREAS, the Parties desire to amend the Original Agreement in certain respects to reflect their current understanding of the amount of and payment dates for the license fee, the term of the Renewal License Term and various other terms and conditions.

    NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, GDSC and MON agree as follows:

1.  AMENDMENTS TO THE ORIGINAL AGREEMENT

    1.1 License Fee.  Section 1.4 of the Original Agreement is hereby deleted and replaced in its entirety by the following:

      "1.4 In consideration for the rights and licenses granted hereunder during the Initial License Term, MON shall pay GDSC a one-time license fee of two million five hundred fifty-four thousand one hundred sixty seven dollars ($2,554,167) (the "License Fee") in accordance with the following payment schedule: (a) five hundred thousand dollars ($500,000) due on or before ninety (90) days after the Effective Date; (b) seven hundred fifty thousand dollars ($750,000) due on or before September 15, 2001; and one million three hundred four thousand one hundred sixty seven dollars ($1,304,167) due on or before March 31, 2002."

    1.2 Renewal License Term.  The first sentence of Section 1.5 of the Original Agreement is hereby deleted and replaced in its entirety by the following: "MON shall have the option to continue the license of the Software for an additional term of twelve (12) years (the "Renewal License Term") (the Initial License Term and the Renewal License Term shall be collectively referred to herein as the "License Term")."

    1.3 Warranties.  Subparagraph (a) of Section 7.1 of the Original Agreement is hereby deleted and replaced in its entirety by the following: "(a) it has the power and authority to enter into this Agreement and to perform its obligations hereunder and that, except for that certain Collaboration Agreement, dated as of September 3, 1999, by and between InterDent, Inc. and Dental X Change, Inc. (the "Dental Exchange Agreement"), its obligations hereunder are not in conflict with any other GDSC obligations."

    1.4 Indemnity.

      (a) The heading of Section 8 is hereby deleted and replaced in its entirety by the following: "Indemnity."

      (b) A new Section 8.5 is hereby added as follows:

      "8.5 GDSC will indemnify, defend and hold MON and its Affiliates harmless from and against any and all costs, liabilities, losses and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any claim, suit, action or proceeding brought by third parties against MON and/or its Affiliates that is related to a claim alleging that GDSC's obligations under this Agreement are in conflict with the Dental X Change Agreement. GDSC shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing; provided, however, should GDSC's interests and MON's interests materially conflict, MON may conduct its own defense and GDSC shall reimburse MON for the reasonable fees and expenses of MON's counsel. Notwithstanding the foregoing, GDSC may not settle or compromise any such claim or action without the prior written consent of MON, not to be unreasonably withheld, if the settlement or compromise contains an admission of liability or wrongdoing on the part of MON or otherwise materially prejudices MON's interests including but not limited to an increase in costs or the payment of money."

2.  EFFECTS OF THIS AMENDMENT

    2.1. Reference to Original Agreement.  As of and after the date hereof, each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "herein", "hereby" or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

    5.2 No Other Effect.  Except as specifically amended by this Amendment, each term, provision and condition of the Original Agreement survives, remains and shall continue in full force and effect in accordance with its respective term; all such terms, provisions and conditions in all respects are hereby ratified and confirmed.

3.  MISCELLANEOUS

    3.1 Governing Law, Jurisdiction and Attorneys' Fees.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the state and federal courts located in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in any such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party shall be entitled to recover from the other party upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

    3.2 Counterparts.  This Agreement may be executed in counterparts, by manual or facsimile signature, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, each party has caused this First Amendment to the Software License and Maintenance Agreement to be executed by its duly authorized representatives, as of the day, month and year first written above.

MON Acquisition Corp.	Gentle Dental Service Corporation
By: /s/ DAVID R. NICHOLS	By: /s/ MICHAEL T. FIORE
Name: David R. Nichols	Name: Michael T. Fiore
Title: C.F.O.	Title: President

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FIRST AMENDMENT TO THE SOFTWARE LICENSE AND MAINTENANCE AGREEMENT